As filed with the Securities and Exchange Commission on January 25, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Janus Capital Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	43-1804048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 Detroit Street
Denver, Colorado 80206
(Address of principal executive offices, including zip code)

JANUS CAPITAL GROUP INC. 2005 LONG TERM INCENTIVE STOCK PLAN
(Full title of the plan)

Curt R. Foust, Esq.
Assistant General Counsel
Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
(303) 691-3905
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Daniel E. Wolf, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
(212) 735-3000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered[1]	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value[2]	15,000,000	$21.49	$322,350,000[3]	$34,491.45

(1)

Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plans described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)	Each share of Common Stock includes associated Preferred Stock Purchase Rights that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.
(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on January 23, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Janus Capital Group Inc. (the “Registrant”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

a)              The Annual Report on Form 10-K for the year ended December 31, 2005, filed by the Registrant on March 3, 2006;

b)             The Periodic Report on Form 10-Q for the first quarter ended March 31, 2006, filed by the Registrant on April 27, 2006;

c)              The Periodic Report on Form 10-Q for the second quarter ended June 30, 2006, filed by the Registrant on August 27, 2006;

d)             The Periodic Report on Form 10-Q for the third quarter ended September 30, 2006, filed by the Registrant on November 7, 2006;

e)              The Current Reports on Form 8-K filed by the Registrant on January 26, 2006, February 17, 2006, March 7, 2006, April 27, 2006, May 4, 2006, May 23, 2006, July 27, 2006, September 18, 2006, September 28, 2006, October 26, 2006, and January 23, 2007;

f)                All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

g)             The description of the Registrant’s common stock contained in exhibit 99.1 of its Registration Statement on Form 10 (File No. 001-15253) filed on June 15, 2000, pursuant to Section 12 of the Exchange Act, and the Rights Agreement dated June 14, 2000 and filed as Exhibit 4.2.1 to the Company’s Registration Statement on Form 10 dated June 15, 2000, including any amendments or supplements filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Curt R. Foust, Esq., Assistant General Counsel of the Registrant.  As of January 23, 2007, Mr. Foust beneficially owned 7,746 shares of the Registrant’s Common Stock (of which 3,620 shares were unvested) and held options to purchase 20,266 shares of the Registrant’s Common Stock, of which options to purchase 9,329 shares are currently exercisable. Mr. Foust will be eligible to receive awards under the Plan.

ITEM 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the amended and restated Certificate of Incorporation (the “Certificate of Incorporation”), of the amended and restated bylaws (the “Bylaws”) of the Registrant, of certain indemnification agreements with certain of the Registrant’s directors and officers (the “Indemnification Agreements”) and of the Delaware General Corporation Law (“DGCL”) as such provisions relate to the indemnification of the directors and officers of the Registrant.  This description is intended only as summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the Indemnification Agreements incorporated herein by reference, and the DGCL.

Section 145 of the DGCL as amended permits a corporation to indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the corporation’s rights) arising by reason of the fact that he is or was an officer or director of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 also permits a corporation to indemnify any such officer or director against expenses incurred in an action by the corporation or in its right if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except in respect of any matter as to which such person is adjudged to be liable to the corporation, in which case court approval must be sought for indemnification. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. This statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, a vote of stockholders or disinterested directors, agreement or otherwise. The statute permits purchase of liability insurance by a corporation on behalf of officers and directors, and the Registrant has such insurance.

The Registrant’s Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent, trustee, committee member or representative of the Registrant (or is or was serving at the Registrant’s request as a director, officer, employee, agent, trustee, committee member or representative of any other entity, including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person acting in such capacity.

In addition, the Certificate of Incorporation provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any statute, any provision of its Certificate of Incorporation or amended and restated bylaws, agreement or otherwise.

The Certificate of Incorporation further provides that a director will not be personally liable to the Registrant and its stockholders for any breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of such provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification

The Registrant has entered into Indemnification Agreements with certain of its directors and officers.  Such Indemnification Agreements are intended to supplement the Registrant’s officers’ and directors’ liability insurance and to provide those individuals with specific contractual assurance that the protection provided by the Registrant’s Certificate of Incorporation will continue to be available regardless of, among other things, an amendment to the Registrant’s Certificate of Incorporation or a change in management or control of the Registrant.  Such Indemnification Agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in such capacities.  Such Indemnification Agreements provide a mechanism for court relief if indemnification or expense advances are denied or not received within the periods specified in such agreements.  Indemnification and advancement of expenses are also provided with respect to a court proceeding initiated for a determination of rights under such Indemnification Agreements and for certain other matters.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Description

3.1

Delaware Certificate of Incorporation as Amended and Restated on June 14, 2000, is hereby incorporated by reference from Exhibit 3.1.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

3.2

Bylaws of Janus Capital Group Inc. as Amended and Restated on January 1, 2004, is hereby incorporated by reference from Exhibit 3.2 to Janus’ Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-15253).

4.1

Janus Capital Group Inc. 2005 Long Term Incentive Stock Plan is hereby incorporated by reference from Appendix C to Janus’ Revised Definitive Proxy Statement on Schedule 14A filed on April 5, 2005 (File No. 001-15253).

5.1	Opinion of Curt R. Foust, Esq.

10.1

Representative Director Indemnification Agreement is hereby incorporated by reference for Exhibit 10.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

10.2

Representative Director Indemnification Agreement is hereby incorporated by reference for Exhibit 10.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Curt R. Foust, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

ITEM 9. Undertakings.

1.            The undersigned Registrant hereby undertakes:

(a)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

(b)                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(c)                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 23, 2007.

JANUS CAPITAL GROUP INC.

By:	/s/ David R. Martin

Name:	David R. Martin
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of David R. Martin and Curt R. Foust, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed as of the 23rd day of January, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ Steven L. Scheid
Steven L. Scheid	Chairman of the Board and Director

/s/ Gary D. Black
Gary D. Black	Director and Chief Executive Officer

/s/ David R. Martin
David R. Martin	Executive Vice President and
Chief Financial Officer

/s/ Gregory A. Frost
Gregory A. Frost	Senior Vice President and Controller
(Principal Accounting Officer)

/s/ P. F. Balser
P. F. Balser	Director

M. D. Bills	Director

/s/ G. A. Cox
G. A. Cox	Director

J. P. Craig, III	Director

/s/ J. R. Fredericks
J. R. Fredericks	Director

/s/ D. R. Gatzek
D. R. Gatzek	Director

/s/ R. T. Parry
R. T. Parry	Director

/s/ L. H. Rowland
L. H. Rowland	Director

/s/ R. Skidelsky
R. Skidelsky	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1

Delaware Certificate of Incorporation as Amended and Restated on June 14, 2000, is hereby incorporated by reference from Exhibit 3.1.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

3.2

Bylaws of Janus Capital Group Inc. as Amended and Restated on January 1, 2004, is hereby incorporated by reference from Exhibit 3.2 to Janus’ Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-15253).

4.1

Janus Capital Group Inc. 2005 Long Term Incentive Stock Plan is hereby incorporated by reference from Appendix C to Janus’ Revised Definitive Proxy Statement on Schedule 14A filed on April 5, 2005 (File No. 001-15253).

5.1	Opinion of Curt R. Foust, Esq.

10.1

Representative Director Indemnification Agreement is hereby incorporated by reference for Exhibit 10.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

10.2

Representative Officer Indemnification Agreement is hereby incorporated by reference for Exhibit 10.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Curt R. Foust, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).